UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
September 27, 2010
(Date of earliest event reported)
rue21, inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-34536	25-1311645

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Commonwealth Drive, Suite 100
Warrendale, Pennsylvania	15086	(724) 776-9780

(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On September 27, 2010, rue21, inc. (the “Company”) issued a press release announcing the appointment of Bruce Hartman to the Board of Directors (the “Board”) of the Company, effective September 27, 2010. Mr. Hartman was assigned as a Class I director of the Board with a term expiring in 2013. Upon his appointment, Mr. Hartman was named to the Company’s Audit Committee. Concurrent with Mr. Hartman’s appointment, the Board also accepted the resignation of Mr. Alex Pellegrini from the Audit Committee.
     Under the Company’s director compensation program, Mr. Hartman will receive $50,000 per year in cash. In addition, Mr. Hartman will receive an option grant of 12,500 shares of common stock and an annual option grant of 5,000 shares. The initial option grant will vest as follows: (i) 4,166 on the first and second anniversaries of the grant date and (ii) 4,168 on the third anniversary of the grant date. The annual option grant will vest as follows: (i) 1,666 shares on the first and second anniversaries of the grant date and (ii) 1,668 shares on the third anniversary of the grant date. These stock-option grants will expire in ten years.
     The Company confirms there is no transaction between Mr. Hartman and the Company or its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K.
     A copy of the press release dated September 27, 2010 announcing Mr. Hartman’s appointment and providing a brief summary of his professional background is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits
Exhibits
(d)	99.1 Press Release dated September 27, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

rue21, inc. Registrant
By:	/s/ Stacy Siegal
Stacy Siegal
Vice President and General Counsel

September 27, 2010

EXHIBIT INDEX

99.1	Press Release of rue21, inc. dated September 27, 2010.